NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS
DISTRIBUTION AGREEMENT
SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Genesis Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Fund
Neuberger Berman Mid Cap Growth Fund

Date: December 15, 2012